EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 2, 2016, relating to the consolidated financial statements of Avino Silver & Gold Mines Ltd. appearing in the Annual Report on Form 20-F of Avino Silver & Gold Mines Ltd. for the year ended December 31, 2015.

/s/ “Manning Elliott LLP”

Vancouver, Canada

November 10, 2016